Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $2.1 million, down $0.6 million, compared to $2.7 million in third quarter of 2018
●	Diluted earnings per share of $0.45, down $0.14, compared to $0.59 in third quarter of 2018
●	Net interest income of $7.1 million, down $0.3 million, compared to $7.4 million in third quarter of 2018
●	Net interest margin of 3.97%, down 0.17%, compared to 4.14% in third quarter of 2018
●	Non-performing assets of $2.1 million, or 0.27% of total assets.

Year to Date Summary

●	Net income of $6.6 million, up $0.7 million, compared to $5.9 million in first nine months of 2018
●	Diluted earnings per share of $1.41, up $0.17, compared to $1.24 in first nine months of 2018
●	Net interest income of $21.6 million, up $0.6 million, compared to $21.0 million in first nine months of 2018
●	Net interest margin of 4.14%, up 0.12%, compared to 4.02% in first nine months of 2018

Net Income Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$2,076	2,712	$6,557	5,884
Diluted earnings per share	0.45	0.59	1.41	1.24
Return on average assets	1.11	1.47%	1.20	1.09%
Return on average equity	9.10	12.90%	9.97	9.43%
Book value per common share	$18.83	17.35	$18.83	17.35

ROCHESTER, MINNESOTA, October 17, 2019 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $763 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.1 million for the third quarter of 2019, a decrease of $0.6 million, compared to net income of $2.7 million for the third quarter of 2018. Diluted earnings per share for the third quarter of 2019 was $0.45, a decrease of $0.14 per share, compared to diluted earnings per share of $0.59 for the third quarter of 2018. The decrease in net income between the periods was primarily because of a $0.5 million increase in non-interest expenses primarily related to increased compensation and professional services costs, a $0.3 million decrease in net interest income due to an increase in the average rates paid on deposits, and a $0.3 million increase in the loan loss provision. These decreases in net income were partially offset by a $0.4 million increase in the gain on sales of loans between the periods. Income tax expense also decreased $0.1 million as a result of the decreased pre-tax income between the periods.

President’s Statement

“Maintaining net interest margin in the current declining rate environment is becoming a challenge for not only our bank but the financial industry as a whole,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Despite the margin challenges, we are pleased to report the increase in our mortgage loan activity and the related gain on sale of loans that we experienced during the third quarter of 2019. We continue to focus our efforts on improving the financial performance of our core banking operations while maintaining the credit quality of our loan portfolio.”

Third Quarter Results

Net Interest Income

Net interest income was $7.1 million for the third quarter of 2019, a decrease of $0.3 million, or 3.9%, from $7.4 million for the third quarter of 2018. Interest income was $8.0 million for the third quarter of 2019, the same as for the third quarter of 2018. Interest income remained flat despite the increase in the average federal funds rate between the periods as competitive pricing in our markets did not allow for increased loan rates when the federal funds rate increased in the fourth quarter of 2018. The average yield earned on interest-earning assets was 4.47% for the third quarter of 2019, the same as for the third quarter of 2018.

Interest expense was $0.9 million for the third quarter of 2019, an increase of $0.3 million, or 54.3%, from $0.6 million for the third quarter of 2018. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.56% for the third quarter of 2019, an increase of 20 basis points from 0.36% for the third quarter of 2018. The increase in the interest paid on interest-bearing liabilities was primarily because of the increase in the average federal funds rate between the periods which increased the cost of deposits between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2019 was 3.97%, a decrease of 17 basis points, compared to 4.14% for the third quarter of 2018. The decrease in the net interest margin is primarily related to the increase in interest expense as a result of an increase in the average federal funds rate between the periods while rates on interest earning assets remained flat.

A summary of the Company’s net interest margin for the three and nine month periods ended September 30, 2019 and 2018 is as follows:

	For the three-month period ended
	September 30, 2019			September 30, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$80,286	365	1.80%	$79,755	337	1.68%
Loans held for sale	3,557	43	4.72	1,757	24	5.45
Single family loans, net	115,844	1,236	4.23	112,221	1,154	4.08
Commercial loans, net	398,674	5,229	5.20	399,517	5,349	5.31
Consumer loans, net	73,788	920	4.95	72,257	914	5.02
Other	37,355	205	2.18	42,344	192	1.80
Total interest-earning assets	$709,504	7,998	4.47	$707,851	7,970	4.47

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	93,024	23	0.10	84,491	19	0.09
Savings accounts	80,269	16	0.08	78,191	16	0.08
Money market accounts	173,606	303	0.69	204,599	221	0.43
Certificates	127,888	564	1.75	115,620	331	1.14
Total interest-bearing liabilities	$474,787			$482,901
Non-interest checking	166,972			160,410
Other non-interest bearing deposits	2,415			1,709
Total interest-bearing liabilities and non-interest-bearing deposits	$644,174	906	0.56	$645,020	587	0.36
Net interest income		7,092			7,383
Net interest rate spread			3.91%			4.11%
Net interest margin			3.97%			4.14%

	For the nine-month period ended
	September 30, 2019			September 30, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,163	1,051	1.77%	$79,436	990	1.67%
Loans held for sale	2,417	82	4.51	1,739	62	4.80
Mortgage loans, net	115,162	3,744	4.35	112,252	3,412	4.06
Commercial loans, net	402,469	15,966	5.30	401,850	15,076	5.02
Consumer loans, net	73,384	2,805	5.11	72,238	2,675	4.95
Other	24,886	381	2.05	30,964	369	1.59
Total interest-earning assets	$697,481	24,029	4.60	$698,479	22,584	4.32

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	95,748	73	0.10	87,468	41	0.06
Savings accounts	79,599	47	0.08	78,075	46	0.08
Money market accounts	174,565	878	0.67	198,149	610	0.41
Certificates	120,376	1,420	1.58	114,412	884	1.03
Advances and other borrowings	384	7	2.54	188	2	1.71
Total interest-bearing liabilities	$470,672			$478,292
Non-interest checking	159,820			156,026
Other non-interest bearing deposits	2,030			1,567
Total interest-bearing liabilities and non-interest-bearing deposits	$632,522	2,425	0.51	$635,885	1,583	0.33
Net interest income		21,604			21,001
Net interest rate spread			4.09%			3.99%
Net interest margin			4.14%			4.02%

Provision for Loan Losses

The provision for loan losses was ($0.4) million for the third quarter of 2019, an increase of $0.3 million from the ($0.7) million provision for loan losses for the third quarter of 2018. The credit provision amount for the period was primarily the result of certain adversely classified commercial loans being paid off during the period. These payoffs, combined with the continued improvement in the credit quality of the loan portfolio, resulted in a reduction of the overall allowance for loan losses required between the periods. Total non-performing assets were $2.1 million at September 30, 2019, a decrease of $1.0 million, or 34.1%, from $3.1 million at June 30, 2019. Non-performing loans decreased $1.2 million and foreclosed and repossessed assets increased $0.2 million during the third quarter of 2019. The decrease in the non-performing loans was primarily related to a $1.3 million non-performing loan relationship that was reclassified as an accruing loan during the third quarter of 2019.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance at June 30,	$8,624	$9,328
Provision	(420)	(652)
Charge offs:
Single family	(2)	0
Consumer	(46)	(16)
Commercial business	0	(15)
Recoveries	39	187
Balance at September 30,	$8,195	$8,832

Allocated to:
General allowance	$7,528	$7,771
Specific allowance	667	1,061
	$8,195	$8,832

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2018.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2019	2019	2018
Non-Performing Loans:
Single family	$574	$854	$730
Commercial real estate	293	1,212	1,311
Consumer	513	458	489
Commercial business	99	144	148
Total	1,479	2,668	2,678

Foreclosed and Repossessed Assets:
Single family	166	30	0
Commercial real estate	414	414	414
Consumer	0	12	0
Total non-performing assets	$2,059	$3,124	$3,092
Total as a percentage of total assets	0.27%	0.43%	0.43%
Total non-performing loans	$1,479	$2,668	$2,678
Total as a percentage of total loans receivable, net	0.25%	0.45%	0.46%
Allowance for loan losses to non-performing loans	554.16%	323.18%	324.27%

Delinquency Data:
Delinquencies (1)
30+ days	$2,541	$1,991	$1,453
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.42%	0.33%	0.24%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the third quarter of 2019, an increase of $0.3 million, or 15.0%, from $1.9 million for the third quarter of 2018. Gain on sales of loans increased $0.4 million between the periods primarily because of an increase in single family loan sales. Fees and service charges decreased $0.1 million due to a decrease in the loan commitment fees earned between the periods. Loan servicing fees decreased slightly between the periods due to a decrease in the commercial loans servicing fees earned.

Non-interest expense was $6.7 million for the third quarter of 2019, an increase of $0.5 million, or 8.6%, from $6.2 million for the third quarter of 2018. Compensation and benefits expense increased $0.3 million primarily because of annual salary increases and an increase in the compensation paid as a result of the increased mortgage loan production between the periods. Professional services expense increased $0.1 million due primarily to an increase in legal expenses between the periods. Other non-interest expense increased $0.1 million due primarily to an increase in mortgage loan servicing expenses caused by the increase in serviced loans that were refinanced between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and maintenance costs.

Income tax expense was $0.9 million for the third quarter of 2019, a decrease of $0.1 million from $1.0 million for the third quarter of 2018. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2019 was 1.11%, compared to 1.47% for the third quarter of 2018. Return on average equity (annualized) was 9.10% for the third quarter of 2019, compared to 12.90% for the same period in 2018. Book value per common share at September 30, 2019 was $18.83, compared to $17.35 at September 30, 2018.

Nine Month Period Results

Net Income

Net income was $6.6 million for the nine month period ended September 30, 2019, an increase of $0.7 million, or 11.4%, compared to net income of $5.9 million for the nine month period ended September 30, 2018. Diluted earnings per share for the nine month period ended September 30, 2019 was $1.41, an increase of $0.17 per share, compared to diluted earnings per share of $1.24 for the same period in 2018. The increase in net income between the periods was primarily because of a $1.0 million decrease in the provision for loan losses, a $0.6 million increase in net interest income, and a $0.2 million increase in the gain on sales of loans. These increases in net income were partially offset by a $0.4 million increase in compensation expense related to the increased mortgage loan production and annual salary increases, a $0.4 million increase in income tax expense as a result of the increased pre-tax income, and a $0.2 million increase in professional services expenses between the periods.

Net Interest Income

Net interest income was $21.6 million for the first nine months of 2019, an increase of $0.6 million, or 2.9%, from $21.0 million for the same period in 2018. Interest income was $24.0 million for the nine month period ended September 30, 2019, an increase of $1.4 million, or 6.4%, from $22.6 million for the same nine month period in 2018. Interest income increased primarily because of the higher interest amounts earned on interest-earning assets as a result of the increase in the average federal funds rate between the periods. Interest income also increased $0.3 million because of an increase in the amount of yield enhancements recognized between the periods on non-accruing loans that were paid off. The average yield earned on interest-earning assets was 4.60% for the nine month period ended September 30, 2019, an increase of 28 basis points from 4.32% for the same nine month period in 2018. The average yield earned on the average interest-earning assets increased 5 basis points as a result of the change in yield enhancements recognized between the periods.

Interest expense was $2.4 million for the first nine months of 2019, an increase of $0.8 million, or 53.2%, compared to $1.6 million in the first nine months of 2018. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.51% for the first nine months of 2019, an increase of 18 basis points from 0.33% for the first nine months of 2018. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the increase in the average federal funds rate between the periods which increased the cost of deposits. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2019 was 4.14%, an increase of 12 basis points, compared to 4.02% for the first nine months of 2018. The increase in the net interest margin is primarily related to the increase in interest income between the periods as a result of the increase in the average federal funds rate.

Provision for Loan Losses

The provision for loan losses was ($1.5) million for the first nine months of 2019, a decrease of $1.0 million compared to the ($0.5) million provision for loan losses for the first nine months of 2018. The credit provision amount for the period was primarily the result of the increase in net recoveries received during the nine month period ended September 30, 2019 when compared to the same period of 2018. The net recoveries, combined with the continued improvement in the credit quality of the loan portfolio, resulted in a reduction of the overall allowance for loan losses required between the periods. Total non-performing assets were $2.1 million at September 30, 2019, a decrease of $1.0 million, or 33.4%, from $3.1 million at December 31, 2018. Non-performing loans decreased $1.2 million and foreclosed and repossessed assets increased $0.2 million during the first nine months of 2019. The decrease in the non-performing loans was primarily related to a $1.3 million non-performing loan relationship that was reclassified as an accruing loan during the third quarter of 2019.

A reconciliation of the Company’s allowance for loan losses for the nine month periods ended September 30, 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance at January 1,	$8,686	$9,311
Provision	(1,452)	(482)
Charge offs:
Single family	(2)	(24)
Consumer	(92)	(141)
Commercial business	(869)	(270)
Recoveries	1,924	438
Balance at September 30,	$8,195	$8,832

Non-Interest Income and Expense

Non-interest income was $5.9 million for the first nine months of 2019, an increase of $0.1 million, or 3.0%, from $5.8 million for the same period of 2018. Gain on sales of loans increased $0.2 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased $0.1 million due primarily to an increase in the gains recognized on equity securities between the periods. Fees and service charges decreased $0.1 million due to a decrease in the loan commitment fees earned between the periods. Loan servicing fees increased slightly due to an increase in single family loan servicing fees earned between the periods.

Non-interest expense was $19.8 million for the first nine months of 2019, an increase of $0.7 million, or 3.6%, from $19.1 million for the same period of 2018.   Compensation and benefits expense increased $0.4 million primarily because of annual salary increases and an increase in the compensation paid as a result of the increased mortgage loan production between the periods. Professional services expense increased $0.2 million due primarily to an increase in legal expenses between the periods. Other non-interest expense increased slightly due to an increase in mortgage loan servicing expenses caused by the increase in serviced loans that were refinanced between the periods. Occupancy and equipment costs increased slightly between the periods due to an increase in depreciation and maintenance costs.

Income tax expense was $2.7 million for the first nine months of 2019, an increase of $0.4 million from $2.3 million for the first nine months of 2018. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the nine month period ended September 30, 2019 was 1.20%, compared to 1.09% for the same period in 2018. Return on average equity (annualized) was 9.97% for the nine month period ended September 30, 2019, compared to 9.43% for the same period in 2018.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, maintaining net interest margins, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2019	2018
	(unaudited)
Assets
Cash and cash equivalents	$62,507	20,709
Securities available for sale:
Mortgage-backed and related securities (amortized cost $22,126 and $8,159)	22,187	8,023
Other marketable securities (amortized cost $62,757 and $73,222)	62,665	71,836
	84,852	79,859

Equity Securities	163	121
Loans held for sale	7,819	3,444
Loans receivable, net	583,102	586,688
Accrued interest receivable	2,217	2,356
Real estate, net	580	414
Federal Home Loan Bank stock, at cost	853	867
Mortgage servicing rights, net	1,994	1,855
Premises and equipment, net	10,325	9,635
Goodwill	802	802
Core deposit intangible	181	255
Prepaid expenses and other assets	5,608	2,668
Deferred tax asset, net	2,225	2,642
Total assets	$763,228	712,315

Liabilities and Stockholders’ Equity
Deposits	$659,608	623,352
Accrued interest payable	377	346
Customer escrows	2,924	1,448
Accrued expenses and other liabilities	9,129	4,022
Total liabilities	672,038	629,168
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value):
authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,259	40,090
Retained earnings, subject to certain restrictions	106,311	99,754
Accumulated other comprehensive loss	(21)	(1,096)
Unearned employee stock ownership plan shares	(1,692)	(1,836)
Treasury stock, at cost 4,284,840 and 4,292,838 shares	(53,758)	(53,856)
Total stockholders’ equity	91,190	83,147
Total liabilities and stockholders’ equity	$763,228	712,315

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest income:
Loans receivable	$7,428	7,441	22,597	21,225
Securities available for sale:
Mortgage-backed and related	56	52	146	148
Other marketable	309	285	905	842
Other	205	192	381	369
Total interest income	7,998	7,970	24,029	22,584

Interest expense:
Deposits	906	587	2,418	1,581
Federal Home Loan Bank advances and other borrowings	0	0	7	2
Total interest expense	906	587	2,425	1,583
Net interest income	7,092	7,383	21,604	21,001
Provision for loan losses	(420)	(652)	(1,452)	(482)
Net interest income after provision for loan losses	7,512	8,035	23,056	21,483

Non-interest income:
Fees and service charges	820	870	2,305	2,421
Loan servicing fees	324	343	957	941
Gain on sales of loans	845	489	1,835	1,612
Other	238	234	842	792
Total non-interest income	2,227	1,936	5,939	5,766

Non-interest expense:
Compensation and benefits	3,849	3,574	11,496	11,076
Occupancy and equipment	1,142	1,073	3,284	3,242
Data processing	319	310	925	939
Professional services	428	326	1,081	873
Other	1,009	931	2,975	2,951
Total non-interest expense	6,747	6,214	19,761	19,081
Income before income tax expense	2,992	3,757	9,234	8,168
Income tax expense	916	1,045	2,677	2,284
Net income	2,076	2,712	6,557	5,884
Other comprehensive income (loss), net of tax	149	(218)	1,075	(670)
Comprehensive income available to common shareholders	$2,225	2,494	7,632	5,214
Basic earnings per share	$0.45	0.62	1.42	1.37
Diluted earnings per share	$0.45	0.59	1.41	1.24

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
I. OPERATING DATA:
Interest income	$7,998	7,970	24,029	22,584
Interest expense	906	587	2,425	1,583
Net interest income	7,092	7,383	21,604	21,001

II. AVERAGE BALANCES:
Assets (1)	743,954	732,586	728,814	723,354
Loans receivable, net	588,306	583,995	591,015	586,340
Securities available for sale (1)	80,286	79,755	79,163	79,436
Interest-earning assets (1)	709,504	707,851	697,481	698,479
Interest-bearing liabilities and non-interest-bearing deposits	644,174	645,020	632,522	635,885
Equity (1)	90,512	83,398	87,939	83,441

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.11%	1.47%	1.20%	1.09%
Interest rate spread information:
Average during period	3.91	4.11	4.09	3.99
End of period	3.88	3.89	3.88	3.89
Net interest margin	3.97	4.14	4.14	4.02
Ratio of operating expense to average total assets (annualized)	3.60	3.36	3.63	3.53
Return on average equity (annualized)	9.10	12.90	9.97	9.43
Efficiency	72.41	66.67	71.75	71.28

	September 30,	December 31,	September 30,
	2019	2018	2018
IV. EMPLOYEE DATA:
Number of full time equivalent employees	179	182	182

V. ASSET QUALITY:
Total non-performing assets	$2,059	3,092	5,899
Non-performing assets to total assets	0.27%	0.43%	0.80%
Non-performing loans to total loans receivable, net	0.25	0.46	0.94
Allowance for loan losses	$8,195	8,686	8,832
Allowance for loan losses to total assets	1.07%	1.22%	1.20%
Allowance for loan losses to total loans receivable, net	1.41	1.48	1.51
Allowance for loan losses to non-performing loans	554.16	324.27	161.02

VI. BOOK VALUE PER SHARE:
Book value per common share	$18.83	17.19	17.35

	Nine Months Ended Sept 30, 2019	Year Ended Dec 31, 2018	Nine Months Ended Sept 30, 2018
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.95%	11.67%	10.85%
Average stockholders’ equity to average assets (1)	12.07	11.52	11.54
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.27	109.81	109.84
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.31	13.26	12.65
Tier 1 capital leverage ratio	11.00	11.00	10.49
Tier 1 capital ratio	13.31	13.26	12.65
Risk-based capital	14.56	14.52	13.91

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.